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                                                                EXHIBIT 10.02

                          SURPLUS PARTS SUPPLY AGREEMENT dated as of June 12,
                 1995 between INTERSTAR TRADING CORPORATION, doing business as AVTEAM, a corporation organized under the laws of Florida ("Supplier"), and UNITED TECHNOLOGIES CORPORATION, a corporation organized under the laws of Delaware, acting through its Pratt & Whitney Group, Surplus Materials Management Organization ("SMMO").


         SMMO is a dealer in surplus gas turbine engine parts and wishes to arrange for a sole source, to the extent provided in this Agreement, for its future requirements of Parts (as defined below). Supplier is a dealer in gas turbine aero engine parts and has access to a supply of Parts. Supplier and SMMO wish to enter into an arrangement under which Supplier will be a supplier of Parts to SMMO, on the terms and subject to the conditions set forth below.

         Therefore, in consideration of the mutual promises and subject to the conditions contained herein, the parties agree as follows:

                            ARTICLE I - DEFINITIONS

         For purposes of this Agreement, the following capitalized terms will have the meanings specified below:

         1.1. "Engines" means Pratt & Whitney model JT8D-7, JT8D-9, JT8D-15, JT8D-15A, JT8D-17, JT8D-17A, JT8D-17R, JT8D-209, JT8D-217A, JT8D-217C and
JT8D-219 gas turbine aero engines.

         1.2.    "FAA" means the U.S. Federal Aviation Administration.

         1.3. "Manufacturer's Manual" means the most current version of the manual published by the type certificate holder relating to the airworthiness and overhaul and repair standards for a Part.

         1.4. "New Surplus Parts" means newly manufactured, unused parts for Engines, including newly manufactured, unused quick engine change and engine buildup parts for use with Engines.

         1.5. "Overhaul Specifications" for a part means the overhaul requirements specified for such part by the applicable Manufacturer's Manual and other applicable FAA approved technical data, service bulletins and airworthiness directives.

         1.6. "Overhauled Part" means a part for an Engine (including quick engine change and engine buildup parts for use with an Engine) that has been overhauled in accordance with the criteria set forth in the documentation described in Section 1.5 and that meets the applicable Overhaul Specification for such part.
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         1.7.    "Part" means New Surplus Parts, Overhauled Parts, Repairable
Parts, Repaired Parts and Serviceable Parts.

         1.8. "Pratt & Whitney" means the Pratt & Whitney Group of United Technologies Corporation.

         1.9. "Repair Specification" for a part means the repair requirements specified for such part by the applicable Manufacturer's Manual and other applicable FAA approved technical data and such additional repair requirements as SMMO may establish for the repair of such Part.

         1.10. "Repairable Part" means a part that has been removed from an Engine (including quick engine change and engine buildup parts for use with an Engine), requires repair or overhaul prior to reinstallation and can be economically repaired or overhauled to meet the applicable Repair Specification or Overhaul Specification for such part.

         1.11. "Repaired Part" means a part for an Engine (including quick engine change and engine buildup parts for use with an Engine) that has been repaired in accordance with the criteria set forth in the documentation described in Section 1.9 and that meets the applicable Repair Specification for such part.

         1.12. "Requirements Purchase Order/Forecast" means a document issued by SMMO describing its requirements of New Surplus Parts, Overhauled Parts, Repairable Parts, Repaired Parts and Serviceable Parts for each month during the period covered by such document. Each Requirements Purchase Order/Forecast will specify the category (i.e. New Surplus, Overhauled, Repairable, Repaired and Serviceable) by Engine model, serial number, required monthly quantity and required delivered date of each Part listed in the document.

         1.13. "Serviceable Part" means a part for an Engine (including quick engine change and engine buildup parts for use with an Engine) that has been inspected and determined to be usable in the overhaul of an Engine by an FAA approved Federal Airworthiness Regulation Part 145 or 121 repair source.

         1.14. "SMMO" has the meaning set forth in the preamble to this Agreement.

         1.15. "Trigger Date" means each date on which Supplier's cumulative invoices issued to SMMO for Parts sold to SMMO by Supplier equal or exceed $500,000, $1,000,000, $1,500,000 and $2,000,000.

                      ARTICLE II - SALES OF PARTS TO SMMO

         2.1. Supplier agrees it will sell to SMMO [CONFIDENTIAL TREATMENT REQUESTED] that SMMO advises Supplier is required by SMMO for each month during the term of this Agreement in accordance with SMMO's Requirements Purchase Order/Forecasts. Provided that Supplier continues to perform all its obligations under this Agreement, SMMO





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agrees it will purchase from Supplier [CONFIDENTIAL TREATMENT REQUESTED] that
SMMO advises Supplier is required by SMMO for each month during the term of this Agreement in accordance with its Requirements Purchase Order/Forecasts.

         2.2. Not later than June 30, 1995, SMMO will provide Supplier with a Requirements Purchase Order/Forecast for September, October and November, 1995. Thereafter, SMMO will provide Requirements Purchase Order/Forecasts on a monthly basis so that Supplier will at all times during the term of this Agreement have a Requirements Purchase Order/Forecast covering a period of three calendar months commencing 60 days after the date of each Requirements Purchase Order/Forecast (or the period to the end of the term of this Agreement if such period is less than five months from the date of the Requirement Purchase Order/Forecast). Each Requirements Purchase Order/Forecast will have the legal effect of a purchase order with respect to the Parts indicated for the first calendar month covered by such Requirements Purchase Order/Forecast, but will be considered a forecast only of anticipated parts needs for the second and third calendar month covered by such Requirements Purchase Order/Forecast. SMMO may, by delivery of a subsequent monthly Requirements Purchase Order/Forecast, change the type, quantity or delivery schedule specified for any Parts in the forecast portion of any earlier monthly Requirements Purchase Order/Forecasts.

         2.3. Not later than fourteen calendar days after delivery of each Requirements Purchase Order/Forecast, Supplier will [CONFIDENTIAL TREATMENT REQUESTED]. Such advice will have the legal effect of an acceptance with respect to the Parts ordered for the first calendar month covered by the applicable Requirements Purchase Order/Forecast, but will be considered a forecast only of anticipated Parts deliveries for the second and third calendar month covered by such Requirements Purchase Order/Forecast. If Supplier advises SMMO that Supplier is willing to deliver Parts other than those specified in the Requirements Purchase Order/Forecast, SMMO will not be required to purchase such other Parts unless SMMO specifically so agrees. In no event will Supplier commit [CONFIDENTIAL TREATMENT REQUESTED] that SMMO requires for the first calendar month covered by each Requirements Purchase Order/Forecast.

         2.4. Supplier will deliver all Parts that it so agrees to deliver for the first calendar month covered by each Requirements Purchase Order/Forecast, together with the documentation for such Parts required by
Section 4.3, to SMMO, f.o.b. Supplier's Florida facility, on the delivery date specified for such Part in such Requirements Purchase Order/Forecast. After proper and timely delivery of conforming Parts and such documentation, Supplier will invoice SMMO for the price of such Parts as provided in Article III.

         2.5. Provided that Supplier continues to perform all its obligations under this Agreement, SMMO agrees it will not, until the first day of the calendar month before the calendar month in which SMMO requires delivery of particular Parts, order from any other vendor that portion of SMMO's requirements for such Parts that Supplier does not commit to deliver to SMMO.





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         2.6.    Supplier acknowledges its understanding that SMMO does not currently overhaul or repair Engines but that SMMO is in the process of entering the business of overhauling and repairing Engines and, accordingly, that SMMO is unlikely to have significant requirements for Parts until such time as SMMO has been successful in its efforts to enter such business.

                      ARTICLE III - PRICING AND INVOICING

         3.1. Attachment A sets forth the prices for Parts sold by Supplier to SMMO that are specified by SMMO in its Requirements Purchase Order/Forecast. If SMMO agrees to purchase from Supplier Parts other than those specified in SMMO's Requirements Purchase Order/Forecast, the price for such Parts will be determined by negotiation at the time of such agreement.

         3.2. Notwithstanding the provisions of Section 3.1, Supplier agrees that as long as this Agreement is in effect, the price that Supplier charges SMMO for Parts sold pursuant to this Agreement will not be greater than the price that Supplier charges any other customer to which Supplier sells comparable quantities of comparable Parts under any other long-term parts supply agreement with similar terms and conditions. In the event that Supplier charges any other customer comparable quantities of comparable Parts under any other long term parts supply agreement with similar terms and conditions a price that is less than the price that Supplier charges SMMO for comparable Parts hereunder, the price for the Parts that Supplier sells to SMMO pursuant to this Agreement will be reduced to such lower price both prospectively for as long as Supplier is charging any other customer such lower price and retrospectively to the earliest date on which Supplier charged such lower price and Supplier will promptly refund to SMMO all amounts paid by SMMO to Supplier that exceeded such lower price during such period. Supplier will allow SMMO, or its representative, to review such documentation as is reasonably required to assure compliance with the terms of this Section 3.2.

         3.3. Supplier will invoice SMMO each month for the conforming Parts delivered by Supplier in accordance with the terms of this Agreement. Payment terms for all such invoices will be net 120 days after the date of SMMO's receipt of Supplier's invoice and all payments will be made in U.S. Dollars.

                      ARTICLE IV - COOPERATIVE ACTIVITIES

         4.1 The parties agree that within six months after the commencement of this Agreement, and annually thereafter, the parties will participate in a formal review of their performance under this Agreement at a location selected by SMMO.

         4.2 Supplier will obtain and maintain in force throughout the terms of this Agreement all certifications, licenses and other approvals of the FAA, the Joint Airworthiness Authority and all other airworthiness authorities that are required to enable SMMO to deliver to its customers Parts sold to SMMO by Supplier.





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         4.3.    Supplier agrees that it will meet or exceed SMMO's quality requirements for the Parts sold by Supplier under this Agreement as specified by SMMO in shipping documents, purchase orders, internal engineering notices, Manufacturer's Manuals or otherwise. Supplier's obligation to deliver Parts to SMMO hereunder will include the delivery of such documentation (which may include, but not be limited to, Certificates of Conformance and FAA Form 8130's) as SMMO may require to assure SMMO that the Parts conform to the requirements of this Agreement and such documentation as SMMO requires to enable it to deliver such Parts to its customers. In addition, with respect to all Parts delivered by Supplier to SMMO under this Agreement, Supplier will provide SMMO with documentation confirming the identity of the original equipment type certificate holder, that such Parts were manufactured under the original equipment type certificate holder's approved manufacturing quality assurance system and that such Parts were maintained or repaired in accordance with the original equipment type certificate holder's instructions for continued airworthiness.

         4.4. Supplier and SMMO will install an electronic data interface or other mutually acceptable method for communicating Parts requirements, delivery commitments, invoices and other information relevant to the parties' performance under this Agreement. Supplier will provide SMMO with weekly reports of the status of Parts that Supplier has committed to deliver and will make available daily performance updates in a format and level of detail acceptable to SMMO.

         4.5. Supplier will, without charge to SMMO, maintain at such facility or facilities as SMMO and Supplier agree, a representative to participate in business meetings relating to this Agreement, to coordinate shipments and deliveries, to provide information regarding the status of Parts ordered by SMMO and to coordinate other matters arising under this Agreement. Supplier will also provide, without charge to SMMO, upon such sufficient prior notification as the parties agree, representatives for participation in meetings with SMMO customers at such locations as SMMO and Supplier from time to time agree.

         4.6     (a)      [CONFIDENTIAL TREATMENT REQUESTED]

                 (b)      [CONFIDENTIAL TREATMENT REQUESTED]

         4.7 From time to time, SMMO may acquire from sources other than Supplier Parts that are excess to SMMO's requirements. Supplier agrees that, at the request of SMMO from time to time during the term of this Agreement, Supplier will purchase such excess Parts at prices and upon terms to be negotiated in good faith between Supplier and SMMO.

                             ARTICLE V - INSPECTION

         Supplier hereby grants to SMMO and its authorized representatives the right to inspect and to test the materials and workmanship of the Parts at all times. Notwithstanding any prior inspection or payment for the Parts delivered by Supplier to SMMO pursuant to this Agreement, SMMO will have the right to reject any Parts that do not conform to the requirements of this





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Agreement.  SMMO may exercise this right of rejection at any time within 30 days after Supplier has delivered Parts that SMMO determines to be nonconforming. In the event that SMMO rejects a Part, SMMO will either return the rejected Part to Supplier, transportation collect (declared at full value unless Supplier advises otherwise) for credit or refund at SMMO's option or, in the case of a rejected Overhauled Part or Repaired Part, will itself overhaul or repair the rejected Overhauled Part or Repaired Part as provided in Section 6.1, and Supplier will not replace such Part without written instructions from SMMO. SMMO's rights under this Article V are in addition to its rights under
Section 6.1 below and to its rights otherwise existing under applicable law.

                            ARTICLE VI - WARRANTIES

         6.1. The warranties and remedies for Parts delivered by Supplier to SMMO under this Agreement, will include those set forth below:

                 (a) Supplier warrants that the Parts delivered by Supplier to SMMO under this Agreement will be free from defect in workmanship and material, in strict conformance with the requirements for such Parts set forth in this Agreement (including the applicable Overhaul Specification in the case of Overhauled Parts or the applicable Repair Specification in the case of Repaired Parts), merchantable and fit for the purpose for which they are intended by SMMO and its customer. Supplier further warrants that none of the Parts delivered by Supplier under this Agreement will be or include any so called "unapproved parts", "unauthorized parts" or "PMA parts", i.e. parts that have not been manufactured by, or in accordance with a license from, the original equipment type certificate holder. Supplier agrees to repair or replace, at SMMO's option and without cost to SMMO, any Part delivered by Supplier which SMMO determines to be not in accordance with this warranty within the later of (i) one year after commencement of use of the Part by the ultimate user thereof or (ii) 18 months after the date of delivery of the Part by Supplier. SMMO may also, with the written agreement of Supplier, overhaul or repair any Part delivered to SMMO that Supplier considers to have been overhauled or repaired but that SMMO determines to be not in accordance with this warranty and set off its customary invoice price for such overhaul or repair work against any amounts due Supplier or invoice Supplier for such price or accept any Part with an equitable reduction in price.

                 (b) Supplier warrants to SMMO that Supplier will convey good title to all Parts delivered by Supplier hereunder, free from all claims, liens, encumbrances and other charges of any kind.

                 (c) Supplier agrees that all warranties of Supplier covering Parts delivered under this Agreement will extend to, and be for the benefit of, SMMO and its customers and will survive the expiration or termination of this Agreement. Transportation charges for the return of nonconforming Parts to Supplier and the risk of loss thereof will be borne by Supplier.

         6.2. The warranties and remedies for Parts sold by SMMO to Supplier under this Agreement, will be as set forth below:





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                 (a)      SMMO warrants to Supplier that at the time of
delivered by SMMO, all Parts delivered by SMMO to Supplier pursuant to Section
4.6 or 4.7 will be free from defects caused solely by SMMO's handling of such Parts and SMMO makes no other warranties whatsoever with respect to the quality of such Parts. SMMO's liability and Supplier's remedy under this warranty are limited to the repair or replacement, at SMMO's election, of Parts returned to SMMO which are shown to SMMO's reasonable satisfaction not to have conformed with this warranty at the time of delivery of such Parts to Supplier; provided that written notice of the nonconformity will have been given by Supplier to SMMO within one year after the date of such delivery of such a Part by SMMO. Transportation charges for the return of nonconforming Parts to SMMO and the risk of loss thereof will be borne by SMMO.

                 (b) SMMO warrants to Supplier that SMMO has taken no action to create a claim, lien, charge or encumbrance on any of the Parts delivered by SMMO to Supplier pursuant to Section 4.6 or 4.7 (other than any security interest SMMO may have as a matter of law to secure payment for such Parts). SMMO's liability and Supplier's remedy under this warranty are limited to the removal of any title defect created by SMMO or, at the election of SMMO, to the replacement of the Parts, title to which SMMO has encumbered.

                 (c) THE FOREGOING WARRANTIES BY SMMO ARE EXCLUSIVE AND ARE GIVEN AND ACCEPTED IN LIEU OF (i) ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND (ii) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN CONTRACT, TORT OR STRICT LIABILITY, WHETHER OR NOT ARISING FROM SMMO'S NEGLIGENCE, ACTUAL OR IMPUTED, AGAINST SMMO, ITS DIRECTORS, OFFICERS OR EMPLOYEES. SMMO DOES NOT WARRANT ANY PARTS THAT WERE NOT ORIGINALLY MANUFACTURED BY PRATT & WHITNEY. THE REMEDIES PROVIDED TO SUPPLIER WILL BE LIMITED TO THOSE PROVIDED HEREIN TO THE EXCLUSION OF ANY AND ALL OTHER REMEDIES INCLUDING, WITHOUT LIMITATION, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES. NO AGREEMENT VARYING OR EXTENDING THE FOREGOING WARRANTIES OF SMMO, REMEDIES OF SUPPLIER OR THIS LIMITATION WILL BE BINDING UPON SMMO UNLESS IN WRITING, SIGNED BY A DULY AUTHORIZED OFFICER OF SMMO.

                       ARTICLE VIII - DELAYS IN DELIVERY

         The parties recognize that in view of the nature of the relationship created by this Agreement, the failure of Supplier to make timely deliveries hereunder would result in damages to SMMO that would be significant and that may be difficult to quantify. Therefore, in the event that Supplier fails to make timely delivery of a Part that Supplier has committed to deliver pursuant to Section 2.3, together with the documentation required by Section 4.3, in accordance with the terms of this Agreement and, as a result of such failure SMMO is required to purchase a substitute Part (which may be a new Part to substitute for a New Surplus, Overhauled, Repairable, Repaired or Serviceable
Part), Supplier will pay as damages to SMMO an amount





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in cash equal to the difference between the price paid by SMMO for such substitute Part (even if such substitute Part shall be a new Part) and the price that Supplier agreed to sell the delayed Part to SMMO pursuant to this Agreement.

                  ARTICLE VIII - TITLE, RISK OF LOSS AND TAXES

         8.1. Title and risk of loss to all Parts sold pursuant to this Agreement will pass (a) in the case of Parts sold to SMMO, upon delivery of such Parts F.O.B. Supplier's Florida facility and (b) in the case of Parts sold Supplier, when SMMO places such Parts in the hands of a shipper at SMMO's facility.

         8.2. All taxes, imposts, duties and other governmental charges arising from the sale or delivery of Parts to or by SMMO pursuant to this Agreement will be paid by Supplier.

                   ARTICLE IX - FINANCIAL STATUS OF SUPPLIER

         If, while this Agreement is in effect, (a) Supplier admits in writing its inability to pay its debts, (b) a receiver or trustee is appointed for any of Supplier's property, (c) Supplier is adjudicated a bankrupt, (d) application for reorganization under any bankruptcy or similar law is filed by or against Supplier and is not dismissed within 30 days, (e) Supplier becomes insolvent or makes an assignment for the benefit of creditors or takes or attempts to take the benefit of any insolvency law, (f) an execution is issued pursuant to a judgment rendered against Supplier, (g) Supplier becomes unable or refuses to make timely payment to SMMO or any other division, subsidiary or affiliate of SMMO or (h) a change in control of Supplier or any of Supplier's operations should occur, SMMO may at its option terminate this Agreement by giving Supplier written notice of such termination. Such termination will be effective upon delivery of such notice and SMMO will thereupon be relieved of any further obligations to Supplier under this Agreement.

                        ARTICLE X - COMPLIANCE WITH LAW

         In the performance of this Agreement, Supplier will comply with all applicable federal, state and local laws, and Supplier will indemnify SMMO and its stockholders, directors, officers, employees and customers against any and all liabilities due to Supplier's failure so to comply. Without limiting the generality of the foregoing, Supplier certifies that the Parts to be delivered by Supplier to SMMO under this Agreement will be produced in compliance with the Fair Labor Standards Act of 1938 (29 U.S.C. Section Section 201-219), as amended, and with the provisions of all other applicable laws relating to labor relations, minimum wages, hours of employment and other terms and conditions of employment.

                       ARTICLE XI - TERM AND TERMINATION

         11.1. This Agreement will become effective when both parties have executed it and will remain in effect until the third anniversary of the date of this Agreement. SMMO will have the





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option to renew this Agreement for an additional two year period by delivering to Supplier a written notice of SMMO's intention to renew this Agreement not later than 180 days before the expiration of the initial term of this Agreement.

         11.2. This Agreement is subject to termination for any reason by either party at any time, which termination will become effective 180 days form the delivery of written notice to the other party. In the event of a termination under this Section 11.2, all deliveries that Supplier has committed to make pursuant to Section 2.3 prior to the effectiveness of the notice of termination will be completed by Supplier in accordance with the terms and conditions of this Agreement.

              ARTICLE XII - PROPRIETARY INFORMATION AND INVENTIONS

         12.1. For purposes of this Agreement, the term "Proprietary Information" shall mean all technical information, designs, manufacturing processes, know-how, business forecasts and other information and ideas disclosed by or on behalf of either party to the other in writing or other tangible or machine readable form and marked "proprietary" or, if not in writing, identified as proprietary at the time of disclosure and reduced to writing within 30 days thereafter. The term Proprietary Information will also include the terms of this Agreement and each Requirements Purchase Order/Forecast, whether or not marked "proprietary".

         12.2. Each party agrees not to use any Proprietary Information of the other party other than for the purposes described in this Agreement and not to disclose any such Proprietary Information to any third party. Each party further agrees to treat all Proprietary Information of the other party with the same degree of care that the receiving party treats its own proprietary information but in no event with less than reasonable care. Each party will restrict the Proprietary Information of the other party only to those of its employees who have a need to know such information, and then only to the extent of such need to know.

         12.3. Notwithstanding the foregoing, nothing herein shall restrict either party's right to use or to disclose any information which: (i) is known to such party prior to the date of this Agreement; (ii) is or becomes publicly known other than because of disclosure by the receiving party; (iii) is disclosed to such party without restriction by a third party who had a right to disclose it; (iv) is disclosed by the other party to a third party without any obligation of nondisclosure required thereof; or (v) is independently developed by such party.

         12.4. Supplier agrees that it will not disclose to any third party that it has entered into this Agreement without the prior specific written consent to SMMO, which consent SMMO will not unreasonably withhold.

         12.5. Each party's obligations under this Article XII will survive the expiration or termination of this Agreement.





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                            ARTICLE XIII - INSURANCE

         Supplier agrees that it will

         (a) obtain and maintain in effect aviation product liability insurance with available limits of not less than $100,000,000 per occurrence combined limit;

         (b) cause its aviation product liability insurers to endorse all policies for such insurance to name SMMO as na additional insured; and

         (c) provide to SMMO for review and approval certificates of such insurance which shall (i) be kept current throughout the term of this Agreement; (ii) provide that Supplier's aviation product liability insurance will be primary to any other insurance that may be collective by any additional insured; (iii) provide that if any of Supplier's aviation product liability policies are cancelled or not renewed, if for any reason whatsoever any substantial change is made in coverage that affects the interest of any additional insured or if such policy is allowed to lapse because of nonpayment of premiums, such cancellation, nonrenewal, change or lapse will not be effective as to such additional insured until 30 days after SMMO's receipt of written notice from Supplier's insurer of such cancellation, change or lapse.

                             ARTICLE XIV - NOTICES

         All notices and other communications authorized hereunder will be given in writing either by personal delivery or by registered or certified mail, return receipt requested, or by SITA or telecopier, addressed as follows:

         In the case of Supplier, to

         Interstar Trading Corporation
                 d/b/a AVTEAM
         3230 Executive Way
         Miramar, Florida 33025
                 Attention: Mr. Donald A. Graw

         In the case of SMMO, to

         United Technologies Corporation
         Pratt & Whitney Group
         Surplus Materials Management Organization
         550 Research Parkway
         Meriden, Connecticut 06450
                 Attention: Sales Manager





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The date upon which any such notice is so personally delivered or if the notice is given by mail, the third business day after mailing, or if by SITA or telecopier the first business day following the date sent with an electronic confirmation, will be deemed to be the date of delivery of such notice, irrespective of the date appearing therein.

                             ARTICLE XV - DEFAULTS

         For purposes of this Agreement, an "Event of Default" will be considered to have occurred if any party (the "defaulting party") fails to perform any material term or condition of this Agreement and continues such failure for 30 days after written notice of such default is given to the defaulting party. If an Event of Default occurs, the nondefaulting party will have the right to terminate this Agreement upon written notice to the defaulting party and if the nondefaulting party so exercises this right, the nondefaulting party will be relieved of all its further obligations under this Agreement (other than the obligation to pay for all conforming Parts delivered before the delivery of the notice of termination). Any decision by the nondefaulting party to exercise or to waive its right to terminate this Agreement will not relieve the defaulting party from its liability for damages incurred by such nondefaulting party due to such breach except to the extent that such liability or any portion thereof is specifically waived in writing.

                          ARTICLE XVI - MISCELLANEOUS

         16.1 This Agreement will be interpreted in accordance with, and the construction thereof will be governed by, the internal substantive laws of the State of Connecticut. Captions as used in this Agreement are for convenience of reference only and will not be deemed or construed as in any way limiting or extending the language of the provisions to which such captions may refer.

         16.2. Except as hereinafter further provided, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements, understandings, presentations, negotiations and correspondence between them. Additional or inconsistent printed terms appearing on, or attached to, Supplier's responses to Requirements Purchase Order/Forecasts or otherwise will not apply to transactions under this Agreement. Supplier agrees that the "Pratt & Whitney Terms and Conditions of Purchase (Volume 91-A)" will apply to all sales of Parts by Supplier to SMMO pursuant to this Agreement as if such Terms and Conditions of Purchase were set forth in full herein except that in the case of any inconsistency between the terms of this Agreement and such Terms and Conditions of Purchase, the terms of this Agreement will prevail.

         16.3. Neither party hereto will by act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the party's authorized representative. No waiver, expressor implied, by either party of any breach or default by the other party hereunder will be deemed or construed to be a consent or waiver to or of any other breach or default. Failure to complain of any act or failure to act of





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a party or to declare a party in default hereunder, irrespective of how long such a failure continues, will not constitute a waiver of any rights of the non-defaulting party.

         16.4. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

         16.5. If one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or the application of such provision in any other jurisdiction or to other circumstances as to which it is not invalid, illegal or unenforceable and this Agreement will be construed as if such invalid, illegal or unenforceable provision, to the extent of the invalidity, illegality or unenforceability, had never been contained in it. In addition, the parties will in good faith endeavor to reach agreement on a provision to replace the offending provision, which, as nearly as possible, will reflect the intent of the original provision.

         16.6. This Agreement will not be amended, supplemented or modified by any course of dealing, course of performance or usage of trade, and may be amended, supplemented or modified only by a written instrument duly executed by the parties' authorized representatives.

         16.7. This Agreement may not be assigned by either party, in whole or in part, without the prior written consent f the other party, except that Supplier's consent will not be required for any assignment by SMMO to another division, subsidiary or affiliate of SMMO.

         16.8. The rights and remedies of SMMO described in this Agreement are cumulative and additional to any other rights or remedies that SMMO may have under applicable law.

         16.9. Nothing in this Agreement is intended to create a partnership, joint venture, principal-agent relationship or any other legal relationship between the parties other than that of a buyer and seller.

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by an authorized officer as of the date first above written.

                                  INTERSTAR TRADING CORPORATION
                                           d/b/a AVTEAM



                                  By /s/ Donald A. Graw
                                     ---------------------------------
                                           Name: Donald A. Graw
                                           Title: President and Chief
                                                   Executive Officer

                                     UNITED TECHNOLOGIES CORPORATION



                                     By /s/ William A. Kerr
                                        -----------------------------------
                                              Name:   William A. Kerr
                                              Title:  Vice President
                                                      Pratt & Whitney Group,
                                                      Aftermarket Operations


                                     - 13 -